Exhibit 99

Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

+1 608 210 5220

For Immediate Release

Exact Sciences Reports Strong Growth Trajectory for Cologuard™ in First-Quarter 2015

MADISON, Wis., May 4, 2015 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its business and financial results for the quarter ending March 31, 2015, reporting that 11,000 Cologuard tests were completed and that the number of ordering physicians more than doubled, increasing from 4,100 at the end of 2014 to 8,300 in the first quarter of 2015.

“We are pleased with the strong launch trajectory of Cologuard,” said Kevin Conroy, Exact Sciences’ chairman and CEO. “Demand among patients and physicians and acceptance among commercial insurers is accelerating.”

The company expanded its team of sales professionals from 80 to 140 during the first quarter and also entered into an exclusive co-promotion agreement with Ironwood Pharmaceuticals, Inc. The arrangement will bring Cologuard to even more physicians and their patients through Ironwood’s 160 sales professionals.

Exact Sciences also made steady progress securing coverage from commercial insurers during the first quarter. This included positive medical policy coverage decisions from Anthem BlueCross BlueShield (37 million covered lives), Tufts Health Plan (1 million), CareFirst BlueCross BlueShield PPO (2 million) and Excellus BlueCross BlueShield of Western New York (1 million).  The company also formally extended its collaboration with the Mayo Foundation for Medical Education and Research by an additional five years and expanded its licensing agreement to include additional gastrointestinal conditions.

Financial Results

Exact Sciences reported total revenues of $4.3 million for the first quarter of 2015, compared to $0.3 million for the first quarter of 2014.  Cologuard received approval from the U.S. Food and Drug Administration in August 2014 and a final National Coverage Decision from the Centers for Medicare and Medicaid Services in October 2014.

For the first quarter of 2015 the company reported a net loss of ($35.8) million, or ($0.40) a share. The company had a net loss of ($16.1) million, or ($0.23) a share, for the same period of 2014.

Operating expenses for the quarter ended March 31, 2015, were $36.1 million, compared to $16.5 million for the first quarter of 2014.

Exact Sciences ended the first quarter of 2015 with cash, cash equivalents and marketable securities of $245.2 million, compared to $282.8 million at Dec. 31, 2014.

First-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Monday, May 4, 2015, at 10 a.m. ET to discuss first-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 29563689. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payor reimbursement and the anticipated results of our product development efforts.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products; the acceptance of our products by patients and health care providers; the amount and nature of competition from other cancer screening products and procedures; our ability to maintain regulatory approvals and comply with applicable regulations; our success establishing and maintaining collaborative and licensing arrangements; our ability to successfully develop new products; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014

Laboratory service revenue	$4,266	$—
License fees	—	294
	4,266	294

Cost of sales	4,212	—
Gross margin	54	294

Operating Expenses:
Research and development	6,571	7,430
General and administrative	12,971	4,586
Sales and marketing	16,524	4,456
	36,066	16,472

Loss from operations	(36,012)	(16,178)

Investment income	222	86
Interest expense	(11)	(15)

Net loss	$(35,801)	$(16,107)

Net loss per share - basic and diluted	$(0.40)	$(0.23)

Weighted average common shares outstanding - basic and diluted	88,662	70,987

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$40,679	$58,131
Marketable securities	204,472	224,625
Accounts receivable	1,581	1,376
Inventory, net	5,423	4,017
Prepaid expenses and other current assets	3,892	3,528
Property and equipment, net	21,567	19,947
Other long-term assets	1,200	—
Total assets	$278,814	$311,624

Liabilities and stockholders’ equity
Total current liabilities	$14,476	$17,521
Long term debt	1,000	1,000
Long term other liabilities	3,541	2,399
Long term accrued interest	112	106
Lease incentive obligation, less current portion	1,476	1,614
Total stockholders’ equity	258,209	288,984
Total liabilities and stockholders’ equity	$278,814	$311,624